Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR OCTOBER

Dallas, Texas, October 2, 2013 – U.S. Trust, as Trustee of the Sabine Royalty Trust (NYSE – SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.39401 per unit, payable on October 29, 2013, to unit holders of record on October 15, 2013. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at
http://www.sbr-sabineroyalty.com/.

This distribution reflects primarily the oil production for July 2013 and the gas production for June 2013. Preliminary production volumes are approximately 41,164 barrels of oil and 517,682, Mcf of gas. Preliminary prices are approximately $99.19 per barrel of oil and $3.96 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	41,164	517,682	$99.19	$3.96
Prior Month	32,642	419,048	$99.45	$4.18

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of September, approximately $1,138,000 of revenue received will be posted in the following month of October in addition to normal receipts during October. Since the close of business in September and prior to this press release, approximately $277,000 in revenue has been received.

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth
Toll Free – 800.365.6541